Exhibit 99.1

Press Release

GOLDFIELD POSTS RECORD 2012 RESULTS

MELBOURNE, Florida, March 26, 2013 - The Goldfield Corporation (NYSE MKT: GV) today announced record results for the year ended December 31, 2012, driven by dramatic growth in its electrical construction business. The Goldfield Corporation, headquartered in Florida, through its subsidiary, Southeast Power Corporation, is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.

Net income increased in 2012 to $12 million ($0.47 per share) from $874 thousand ($0.03 per share) in 2011. Revenue grew to $81.6 million in 2012 from $32.8 million the prior year. 2012 revenue and net income represented record highs in Goldfield’s 106 year history.

Net income for the fourth quarter ended December 31, 2012 was $4.2 million ($0.17 per share) compared to $1.6 million ($0.06 per share) for the comparable prior year period. Revenue for the fourth quarter ended December 31, 2012 increased to $25.7 million from $11.4 million in the same period in 2011.

According to John H. Sottile, Goldfield’s President and Chief Executive Officer, these results reflect not only markedly increased demand for services by utilities upgrading and expanding their transmission and distribution infrastructure, but also the strengthening of Goldfield’s capability in a larger service area. “Our strategy of moving beyond our historic Florida base -- and expanding our operations in Texas, the Carolinas and Virginia -- has paid handsome dividends,” Mr. Sottile said.

“Southeast Power’s fine reputation in the industry, together with our growth, has enabled us to attract very experienced and highly regarded new leadership,” Mr. Sottile said. As previously announced, John Davis, former Chief Operating Officer of Southeast Power, took over as President of Southeast Power on January 1, 2013. John E. White, formerly Senior Vice President with one of the country’s largest electrical construction companies, is now joining the Southeast Power team, with responsibility for new business development.

“With the strong team we have assembled, we believe we are well positioned to take advantage of future opportunities to build on our record growth,” Mr. Davis said. At December 31, 2012, Southeast Power’s construction backlog was $40.9 million, compared to $12.2 million at 2011 year-end. The 2012 backlog included $23.8 million relating to a project scheduled for completion this August. “We believe we will meet the challenge of generating new business more than sufficient to offset completion of this project,” Mr. Davis added.

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About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.

For additional information on our 2012 results, please refer to our Annual Report on Form 10-K being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials, and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

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THE GOLDFIELD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue
Electrical construction	$25,720,012	$11,419,363	$80,432,911	$31,742,626
Other	6,461	5,700	1,196,271	1,088,647
Total revenue	25,726,473	11,425,063	81,629,182	32,831,273

Costs and expenses
Electrical construction	17,573,191	8,150,697	56,958,270	25,276,055
Other	4,944	(751)	785,423	718,584
Selling, general and administrative	937,420	757,632	3,560,149	2,856,034
Depreciation	997,077	674,635	3,570,122	2,808,150
Impairment of real estate property	-	112,219	-	112,219
(Gain) loss on sale of assets	(104,674)	657	(259,177)	6,878
Total costs and expenses	19,407,958	9,695,089	64,614,787	31,777,920
Total operating income	6,318,515	1,729,974	17,014,395	1,053,353

Other income (expenses), net
Interest income	6,226	6,763	23,526	26,001
Interest expense	(140,857)	(44,788)	(348,372)	(168,165)
Other income, net	33,863	7,439	55,020	35,151
Total other expenses, net	(100,768)	(30,586)	(269,826)	(107,013)

Income from continuing operations before income taxes	6,217,747	1,699,388	16,744,569	946,340

Income tax provision	1,961,612	51,772	4,783,340	73,608

Income from continuing operations	4,256,135	1,647,616	11,961,229	872,732

Gain from discontinued operations, net of
tax provision of $0 in 2011	-	-	-	992

Net income	$4,256,135	$1,647,616	$11,961,229	$873,724
Income per share of common stock -- basic and diluted
Continuing operations	$0.17	$0.06	$0.47	$0.03
Discontinued operations	-	-	-	-
Net income	$0.17	$0.06	$0.47	$0.03

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

THE GOLDFIELD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$7,845,943	$3,319,824
Accounts receivable and accrued billings, net	13,288,812	8,991,109
Real estate inventory	351,634	346,829
Costs and estimated earnings in excess of
billings on uncompleted contracts	7,411,544	946,525
Deferred income taxes	773,307	-
Residential properties under construction	215,648	222,818
Prepaid expenses	974,278	399,458
Other current assets	193,737	188,033
Total current assets	31,054,903	14,414,596

Property, buildings and equipment, at cost, net	23,817,328	10,481,705
Notes receivable, less current portion	151,861	196,632
Deferred charges and other assets	2,094,435	1,518,004
Total assets	$57,118,527	$26,610,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,637,932	$3,639,919
Current portion of notes payable	4,219,720	1,791,429
Income taxes payable	1,001,062	-
Other current liabilities	374,052	934,714
Total current liabilities	12,232,766	6,366,062
Deferred income taxes	4,045,820	-
Other accrued liabilities	10,556	1,595
Notes payable, less current portion	13,535,956	4,911,080
Total liabilities	29,825,098	11,278,737
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings (accumulated deficit)	7,338,556	(4,622,673)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	27,293,429	15,332,200
Total liabilities and stockholders' equity	$57,118,527	$26,610,937